As filed with the Securities and Exchange Commission on ________ __, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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RIT TECHNOLOGIES LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

_________________

RiT Technologies Ltd.
24 Raoul Wallenberg Street
Tel Aviv 69719, Israel
+972-3-645-5151
(Address and Telephone Number of Registrant’s principal executive offices)

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RiT Technologies, Inc.
900 Corporate Drive, Mahwah, NJ 07430
Tel:  (201) 512-1970
(Name, address and telephone number of agent for service)

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Copies to:

Mark S. Selinger, Esq. McDermott Will & Emery LLP 50 Rockefeller Plaza New York, New York 10020 Tel: (212) 547-5438 Fax: (212) 547-5444	Ashok J. Chandrasekhar, Adv. Goldfarb, Levy, Eran & Co. 2 Weizmann Street Tel Aviv 64239, Israel Tel: +972-3-608-9999 Fax: +972-3-608-9909

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.1	5,064,129	$1.32	$6,684,650	$847
Ordinary Shares, par value NIS 0.1, issuable upon exercise of warrants	1,266,032	$1.32	$1,671,162	$212
TOTAL	6,330,161	$1.32	$8,355,812	$1,059

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, an additional number of ordinary shares are being registered that may be issued pursuant to the anti-dilution provisions of the warrants held by the selling shareholders.

(2)

Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq SmallCap Market on August 17, 2004.  Because the ordinary shares may be offered from time to time by the selling shareholders described herein, the Registrant does not know the actual price or prices at which the ordinary shares may be offered.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2004

PRELIMINARY PROSPECTUS

RIT TECHNOLOGIES LTD.

6,330,161 Ordinary Shares

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This prospectus covers 6,330,161 of our ordinary shares which the selling shareholders identified in this prospectus under “Selling Shareholders” may offer and sell from time to time.

Our ordinary shares are quoted on the Nasdaq SmallCap Market under the symbol “RITT”. The last reported sale price of our ordinary shares on the Nasdaq SmallCap Market on August 17, 2004 was $1.27 per share.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before purchasing our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is August 18, 2004

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TABLE OF CONTENTS

Item

Page

THE COMPANY

PRIVATE PLACEMENT

3

RISK FACTORS

FORWARD-LOOKING STATEMENTS

13

USE OF PROCEEDS

SELLING SHAREHOLDERS

15

PLAN OF DISTRIBUTION

VALIDITY OF SECURITIES

EXPERTS

ENFORCEABILITY OF CIVIL LIABILITIES

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

#

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC.

Unless the context otherwise requires, all references in this prospectus to “RiT,” “we,” “our,” “our company, “us” and the “Company” refer to RiT Technologies Ltd. and its consolidated subsidiaries.

All references in this prospectus to “ordinary shares” refer to our ordinary shares, par value 0.01 NIS per share.

All references in this prospectus to “dollars” or “$” are to United States dollars.

All references in this prospectus to “shekels” or “NIS” are to New Israeli Shekels.

THE COMPANY

We are innovators of intelligent physical layer solutions for improved control, utilization and maintenance of networks.  The physical layer of a network is the part of the network which defines the physical means of sending data and voice over network devices, interfaces between network media (such as cables) and devices, and defines the optical, electrical and mechanical characteristics of the network.  Our extended line of intelligent physical layer solutions addresses the needs and demands of enterprises and carriers in the rapidly evolving and changing markets of communications networks.

We market our products in more than 50 countries, including through our wholly-owned subsidiary in the United States, RiT Technologies Inc., and representative offices in Germany and Russia.  Key end-users include major global telecommunications companies and enterprises, such as Deutsche Telekom, Alcatel, TELMEX, Telenor, The New York Mercantile Exchange (NYMEX), ING Barings, Diageo, Daewoo, and Reuters.

RiT Technologies Ltd. was incorporated in 1989 under the laws of the State of Israel.  Our principal executive offices are located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel, and our telephone and fax numbers are 972-3-645-5151 and 972-3-647-4115, respectively.  In 1993, we established a wholly-owned subsidiary in the United States, RiT Technologies, Inc., a New Jersey corporation.  RiT Technologies, Inc. is located at 900 Corporate Drive, Mahwah, New Jersey 07430 and its telephone number is +1-201-512-1970.  We became a publicly traded company on the Nasdaq National Market, traded under the symbol RITT, upon our initial public offering on July 22, 1997. The listing of our shares was transferred to the Nasdaq SmallCap Market on January 12, 2004 and we are still traded under the symbol RITT.

PRIVATE PLACEMENT

On July 26, 2004, we completed a private placement transaction in which we issued 5,064,129 of our ordinary shares at $1.40 per share, for aggregate proceeds (before expenses) of approximately $7.1 million and warrants to purchase up to 1,266,032 of our ordinary shares. The warrants are exercisable through July 26, 2009 at an exercise price of $1.75 per ordinary share.  We agreed with the purchasers of our ordinary shares and warrants to register for public resale the 5,064,129 ordinary shares issued to them in the private placement and the 1,266,032 ordinary shares issuable to them upon exercise of the warrants. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the SEC, to satisfy our obligations to the purchasers of our ordinary shares and warrants.

Accordingly, this prospectus covers:

•

the disposition by the selling shareholders of the ordinary shares issued in the private placement; and

•

the disposition by the selling shareholders of the ordinary shares issuable upon exercise of the warrants issued in the private placement.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision regarding our ordinary shares. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We may need to raise additional financing in the future.  If adequate funds are not available on terms favorable to us, our operations and growth strategy will be materially adversely affected.

As a result of our net losses during the year ended December 31, 2003, we used approximately $3.5 million in cash during that period. At June 30, 2004, we had cash, cash equivalents and marketable securities of approximately $1.1 million.  On June 26, 2004, we raised approximately $7.1 million (before expenses) in a private placement transaction.  See “Private Placement” beginning on page 3 above.  We may need to raise additional financing in the future to support our operations and our growth strategy.

We have arranged for a line of credit from Bank Hapoalim in the amount of $2 million, for a period ending June 30, 2005.  At June 30, 2004, the outstanding amount under this line of credit was $1,745,310.  The line of credit is conditioned upon us satisfying the following undertakings during the loan period: (1) granting a floating charge on all assets; (2) total shareholders equity not being lower than $3 million and not being lower than 35% of total balance sheet assets; and (3) total working capital, calculated as trade receivables and inventory less accounts payable, not being lower than $3 million. Although we currently are in compliance, if we do not satisfy these undertakings in full, Bank Hapoalim may demand payment of the outstanding amount of the line of credit and may refuse to grant us further credit.

If we are unable to raise additional financing when needed, on terms favorable to us, our operations and growth strategy will be materially adversely affected.

We have experienced, and may continue to experience, a decrease in sales.

The enterprise solutions market has been in a slowdown since the latter part of 2000. The slowdown has negatively affected our enterprise solutions sales since 2002. Although the market started to show signs of recovery in the second half of 2003, our sales still have been lower than in prior years, and may not recover in the future.

Our carrier solutions have been designed for sale to telephone companies, or telcos, which traditionally have made a relatively large portion of their equipment purchases during the fourth quarter of each year. Due to the telecommunications market slowdown, which began in the latter part of 2000, some telcos instituted budgetary freezes or postponements, which have deferred potential orders. This has affected our financial results since that time. If this trend continues or the deferred orders are not ultimately delivered, our financial results could be materially adversely affected.

We may experience significant fluctuations in our quarterly financial performance.

Our quarterly results of operations may be subject to significant fluctuations due to several factors, including the following:

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size, timing and shipment of orders;

•

customer budget cycles and budgetary freezes;

•

the timing of introductions of new products or product upgrades by us and our competitors;

•

customer order deferrals in anticipation of new products or product upgrades;

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the mix of product sales;

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software and hardware development problems;

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product quality problems;

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product pricing;

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our effective provision of customer support; and

•

the relatively low level of general business activity during the summer months in the European market.

Moreover, because end-users of our enterprise solutions typically request delivery within two weeks of placement of their orders, a majority of our sales in each quarter have resulted from orders placed in that quarter. The deferral of any large order from one quarter to another could materially adversely affect our results of operations for the former quarter.

In addition, carrier sales are relatively large orders, and their postponement from one quarter to another could materially adversely affect our results of operations for the former quarter.

For the foregoing reasons, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and that our results of operations in any particular quarter should not be relied upon as indications of future performance.

We depend upon independent distributors and representatives to sell our products to customers. If our distributors and representatives do not sell our products, our revenues will suffer.

Outside the United States, we sell our products and solutions primarily to independent distributors for resale to integrators or directly to end-users. In the United States, we sell our products and solutions primarily through integrators and distributors engaged by our wholly owned subsidiary, RiT Technologies, Inc. We are highly dependent upon acceptance of our products and solutions by such distributors and integrators and their active marketing and sales efforts relating to our products and solutions. Except for one affiliated distributor in Israel, the distributors to whom we sell our products and solutions are independent of us. Moreover, a substantial majority of our distributors are neither obligated to deal with us exclusively nor contractually subject to minimum purchase requirements with respect to our products and solutions. Increasing competition among providers of products or solutions competitive with ours has strengthened the position of our distributors and other customers to negotiate favorable terms of sale. Under such conditions, our operating results could be materially adversely affected.

Certain of our distributors are permitted to sell competing products or solutions, and there can be no assurance that any of them will continue, or give a high priority to, marketing and supporting our products or solutions. Certain of our distributors are the only entities engaged in the distribution of our products or solutions in their respective geographical areas. Our results of operations could be materially adversely affected by changes in the financial condition of a distributor, which could occur rapidly, or by other changes in the business or marketing strategies of the distributor. There can be no assurance that we will retain our current distributors, nor can there be any assurance that, if we terminate or lose any of our distributors, we will be successful in replacing such distributors on a timely basis or at all with another suitable distributor. Any such changes in our distribution channels, and particularly the loss of a major distributor, could materially adversely affect our business, financial condition and operating results.

We depend on a major customer for over 10% of our revenues.

In 2003, over 10% of the revenues from the sale our products were generated from orders placed by one major customer. There can be no guarantee that this customer will continue to purchase similar quantities in the future or, if it does not, that we will be able to replace these revenues with sales to other customers.

Our products generally have long sales cycles, which increase our costs in obtaining orders and reduces the predictability of our earnings.

The market for our carrier solutions consists of telcos. Because of the large size and institutional nature of most telcos and the degree of governmental regulation to which they are often subject, companies (such as ours) which seek to market their products and services to telcos must often engage in sales efforts over an extended period of time, even years, and provide a significant level of education to prospective telco customers regarding the use and benefits of such products or services. As a result, sales of carrier solutions to telcos require a lengthy sales cycle from the commencement of marketing efforts to the consummation of an actual transaction, and may involve significant expenditures which may not be offset (on a timely basis or at any time) by revenues.

We must develop new products and enhancements to existing products on a timely and cost-effective basis to remain competitive.

The markets for our products are characterized by rapidly changing technology, changing customer requirements, relatively short product lifecycles, evolving industry standards and frequent new product introductions. Changes in technologies, customer requirements and industry standards and new product introductions by our existing competitors or by new market entrants could reduce the markets for our products or require us to develop new products. In addition, new or enhanced products developed by other companies could be incompatible with our products. For example, the successful development and widespread deployment of wireless communications systems could have a material adverse effect upon our ability to sell our enterprise solutions or carrier solutions. Therefore, our timely access to information concerning, and our ability to anticipate, changes in technology and customer requirements and the emergence of new industry standards, as well as our ability to develop, manufacture and market new and enhanced products successfully and on a timely basis, will be significant factors in our ability to remain competitive. We are currently evaluating a number of potential products, some of which will endeavor to address emerging technologies. There can be no assurance that we will be successful in identifying new technologies, that our potential products will be successful or profitable or that we will not encounter technical or other difficulties that could delay the introduction of these or other new or enhanced products in the future.

As a result of the need to develop new and enhanced products, we expect to continue making substantial investments in research and development. Some of our research and development activities may relate to long-term projects, and revenues from products resulting from these activities may not be received for a substantial time, or at all. Products as complex as certain of our products sometimes contain undetected errors or “bugs,” which can cause delays in product introductions or require design modifications. In addition, it often takes several months before the manufacturing costs of new products stabilize, which may adversely affect operating results during this period. If we are unable to introduce new or enhanced products on a timely and cost-effective basis and to gain market acceptance for such products, our business, financial condition and results of operations may be materially adversely affected.

Some of our competitors have greater resources than us, which may limit our ability to effectively compete with them.

The markets for our products and solutions are very competitive and we expect that competition will increase in the future. Increased competition, direct and indirect, could adversely affect our revenues and profitability through pricing pressure, loss of market share and other factors. Many of our competitors are far larger, have substantially greater resources (including financial, technological, manufacturing and marketing and distribution capabilities) and are much more widely recognized than we are. These characteristics may provide a substantial advantage to our competitors in the eyes of end-users of enterprise and carrier solutions, who typically rely upon such products and solutions to perform or support critical functions. There can be no assurance that we will be able to compete successfully against existing or new competitors, as the market for our products and solutions evolves and the level of competition increases. Moreover, there can be no assurance that we will be able to differentiate our products and solutions from the products and solutions of our competitors or to develop or introduce successfully new products and solutions that are less costly or offer better performance than those of our competitors. In addition, our existing and prospective competitors may have established, or may establish in the future, relationships with our existing and potential customers, which could have a material adverse effect on our ability to compete.

Our failure to manage our expansion or contraction effectively could impair our business.

From 1989 to 2000, we grew in both the scope and the magnitude of our operations. In 2001, 2002 and 2003, we experienced work force reductions and cost-cutting measures following decreased sales. These changes placed a significant strain on our management, operational, financial and other resources. Any future growth or contraction may increase this strain. Furthermore, all or a portion of the expenses associated with any expansion of our operations may be incurred prior to the generation of any associated revenues, and the savings associated with cutbacks may not be realized prior to the decrease in associated revenues.

If our suppliers and subcontractors are not able to provide us with adequate supplies of certain components used in our products, we may not be able to deliver sufficient quantities of our products to satisfy demand.

Certain components used in our products and solutions are presently available from, or supplied by, only one source and certain other components are only available from limited sources. Although we generally do not have long-term supply contracts with our existing suppliers, we have generally been able to obtain supplies of components in a timely manner and upon acceptable terms. There can be no assurance that delays in key component or product deliveries will not occur in the future due to shortages resulting from the limited number of suppliers or the financial condition or other difficulties of such suppliers. Any inability to obtain sufficient key components or to develop alternative sources for such components, if and as required in the future, could result in delays, interruptions or reductions in product shipments, which could have a material adverse effect on our customer relationships and, in turn, on our business and results of operations.

Our success depends on our ability to attract, train and retain highly qualified sales, technical and customer support personnel.

To manage future growth effectively, we must expand our operational, management and financial functions; train, motivate, manage and retain our employees; and hire additional personnel. In Israel, where our manufacturing, research and development, marketing and sales facilities are located, there continues to be demand for qualified hardware and software engineers and sales personnel with specific fields of expertise, and the competition to attract and retain such engineers and personnel is still strong.

There can be no assurance that we will be successful in attracting, assimilating or retaining, on a timely basis and at a reasonable cost, all the personnel that we may require, or that we will not encounter difficulties as we integrate new personnel into our operations. Our inability to integrate such personnel into our operations or to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our profitability could suffer if third parties infringe upon our proprietary technology or if our products infringe on the intellectual property rights of others.

Our success is highly dependent upon our proprietary technology. We rely on a combination of patents, patent applications, contractual rights, trade secrets, copyrights, non-disclosure agreements and technical measures to establish and protect our proprietary rights. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of our technology or independent development or sale by others of our technology or of products or solutions with features based upon, or otherwise similar to, our own. In addition, although we believe that our technology has been independently developed and that none of our technology or intellectual property infringes on the rights of others, there can be no assurance that we do not and will not so infringe or that third parties will not assert infringement claims against us in the future. In the case of infringement, we would, under certain circumstances, be required to modify our products or intellectual property or obtain a license to permit their continued use. There can be no assurance that we would be able to do either in a timely manner or upon acceptable terms and conditions, and any failure to do so could have a material adverse effect on us. In addition, if future litigation were to become necessary to protect trade secrets, know-how or other proprietary rights owned by us, to defend us against claimed infringement of the rights of others or to determine the scope and validity of our proprietary rights or those of others, such litigation could result in substantial cost to us and diversion of our management’s attention. Adverse determinations in any such litigation or proceedings also could subject us to significant liabilities to third parties and could prevent us from manufacturing, selling or using certain of our products, any of which could have a material adverse effect on us. There can be no assurance that we will have the resources to defend or prosecute a proprietary rights infringement action.

In addition, the laws of foreign jurisdictions where we sell and seek to sell our products may afford little or no protection of our intellectual property rights.  We cannot assure you that the protection provided to our intellectual property rights by the laws and courts of foreign nations will be substantially similar to the remedies available under U.S. law.  We also cannot assure you that third parties will not assert infringement claims against us based on foreign intellectual property rights and laws that are different from those established in the United States.

The conditions in the many countries in which we sell our products could affect our ability to deliver our products or collect payment.

We currently market our products and solutions in about 60 countries and are subject to many risks associated with international sales, including limitations and disruptions resulting from the imposition of government controls, national standardization and certification requirements, export license requirements, economic or political instability, trade restrictions, changes in tariffs, currency fluctuations and difficulties in managing international operations. Any of these risks could have a material adverse effect on our ability to deliver our products, solutions and services on a competitive and timely basis, or to collect payments from customers in these countries and on the results of our operations. Although we have not heretofore encountered significant difficulties in connection with the sale of our products and solutions in international markets, there is no assurance that we will not encounter such difficulties in the future or that one or more of these factors will not have a material adverse effect on our business, financial condition and results of operations.

We may be subject to possible warranty claims from our customers.

Our product warranties permit customers to return for repair any products deemed to be defective. It is our policy to grant a warranty for periods ranging from 12 to 36 months. This policy does not apply to the SMART Cabling System, SMART GIGA Cabling System and CLASSIX Cabling Systems, which when installed by a Certified Cabling Installer, and registered by us, are granted 15 year and 20 year system warranties respectively. These warranty periods are customary in the structured cabling industry, but significantly longer than product warranties generally offered in other industries. Although no material warranty claims have been asserted against us in the past with respect to our structured cabling products, we cannot assure you that such claims will not be asserted in the future. If asserted, such claims may have a material adverse effect on our business, financial condition and results of operation.

We may be affected by transactions with related parties from the RAD-Bynet Group.

We are engaged in transactions with companies controlled by Messrs. Yehuda Zisapel and Zohar Zisapel. We believe that such transactions are beneficial to us and are conducted upon terms which are no less favorable to us than would be available to us from unaffiliated third parties. We may continue to engage in transactions with such affiliates on such bases and terms.

Risks Related to Our Ordinary Shares

Our share price has decreased significantly and could continue to fluctuate significantly.

The market price for our ordinary shares has been volatile. Our share price has decreased significantly in the last three years. If revenues or earnings in any quarter fail to meet the investment community’s expectations, there could be an immediate impact on our share price.  Our share price may also be affected by broader market trends or the economic and political situation in the Middle East and worldwide.

We may not satisfy the Nasdaq SmallCap Market’s requirements for continued listing.  If we cannot satisfy these requirements, Nasdaq could delist our ordinary shares.

We became a publicly traded company and our ordinary shares began trading on the Nasdaq National Market upon our initial public offering in July 1997.  In November 2003, we received notice from Nasdaq that we were not in compliance with the requirement to have stockholders’ equity of at least $10 million in order to be listed on the Nasdaq National Market.  As a result, in December 2003, we elected to apply to transfer the listing of our ordinary shares to the Nasdaq SmallCap Market.  The transfer took effect in January 2004.

To continue to be listed on the Nasdaq SmallCap Market, we will need to satisfy a number of conditions, including a minimum bid price of at least $1.00 per share, a market value of our publicly held shares, or MVPHS, of at least $1 million and stockholders’ equity of at least $2.5 million.  Accordingly, we cannot assure you that we will continue to satisfy the minimum bid, MVPHS, stockholders’ equity or other continued listing requirements of the Nasdaq SmallCap Market in the future. If we are delisted from the Nasdaq SmallCap Market, trading in our ordinary shares may be conducted in, if available, the “OTC Bulletin Board Service” or, if available, another medium.  As a result, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our ordinary shares.

Selling and buying our securities may be more difficult since they were transferred from the Nasdaq National Market to the Nasdaq SmallCap Market.

Effective January 2004, our ordinary shares were transferred from the Nasdaq National Market to the Nasdaq SmallCap Market.  Consequently, selling and buying our securities may be more difficult because of, among other things, possible reduction in security analysts’ and the news media’s coverage of us. This could result in lower prices and larger spreads in the bid and ask prices for our ordinary shares than might otherwise be obtained.

Messrs. Yehuda, Zohar and Roy Zisapel beneficially own approximately 33.6% of our ordinary shares and may therefore be able to influence the outcome of matters requiring shareholder approval.

As of the closing of the private placement on July 26, 2004, Messrs. Yehuda Zisapel and Zohar Zisapel (who are brothers) and Roy Zisapel (who is Yehuda's son) beneficially owned, in the aggregate, approximately 33.7% of our outstanding ordinary shares. Such shareholders may be in a position to influence the adoption of various corporate resolutions, including the election of our directors and the approval of change in control transactions. This influence may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

Our share price could be materially adversely affected by future sales of our ordinary shares.

As of August 16, 2004, we have outstanding 13,993,481 ordinary shares, warrants to purchase1,266,032 additional ordinary shares at an exercise price of $1.75 per share and options to purchase 2,359,990 additional ordinary shares at a weighted average exercise price of $2.26  per share. We may in the future sell or issue additional ordinary shares. The market price of our ordinary shares could drop as a result of sales of substantial amounts of our ordinary shares in the public market or the perception that such sales may occur. These factors could also make it more difficult to raise additional funds through future offerings of our ordinary shares or other securities.

Risks Related to Operating In Israel

Conditions in Israel affect our operations and may limit our ability to produce and sell our products.

We are organized under the laws of the State of Israel and a substantial portion of our assets, and our principal operations, are located in Israel. Consequently, our operations, financial condition and results of operations are directly influenced by economic, political and military conditions in and affecting Israel. We could be adversely affected if major hostilities involving Israel should occur or if trade between Israel and its present trading partners is curtailed.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and the Arab countries in the region. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.  Since October 2000, there has been a high level of violence between Israel and the Palestinians. The hostilities between Israel and the Palestinians intensified in mid-2002 and led to a crisis in the entire peace process and have strained Israel’s relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world.  Any future armed conflicts or political instability in the region, including acts of terrorism or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and harm our results of operations. In addition, several countries restrict business with Israel and Israeli companies and additional countries may restrict doing business with Israel and Israeli companies as a result of the recent increase in hostilities.  These restrictive laws and policies may harm the expansion of our business.  We cannot predict whether a full resolution of these problems will be achieved, the nature of any such resolution or any consequences that any of these factors may have on the Israeli economy or us.

Our results of operations may be negatively affected by the obligation of some of our key personnel to perform military service.

Some of our executive officers and employees in Israel are obligated to perform military reserve duty annually. In addition, they may also be further subject to being called to active duty at any time under emergency circumstances and could be required to serve in the military for extended periods of time.  This could disrupt our operations and harm our business.

We participate in or receive tax benefits from government programs. These programs require us to meet certain conditions and these programs and benefits may be terminated or reduced in the future.

We receive tax benefits under Israeli Law for the Encouragement of Capital Investments, 1959 (the “Investments Law”) for investment programs in our production facilities that are designated as “Approved Enterprises”. To maintain our eligibility for these tax benefits, we must continue to meet several conditions. If we fail to comply with these conditions in the future, the tax benefits received could be cancelled. The termination or reduction of the tax benefits could seriously harm our business, financial condition and results of operations. The Investments Law will expire on October 30, 2004, unless its terms will be extended. Accordingly, requests for new programs or expansions that are not approved on or before October 30, 2004 will not confer any tax benefits, unless the term of the law will be extended.

Because we have received grants from the Office of the Chief Scientist, we are subject to ongoing restrictions.

We have received grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, for research and development programs and we may apply for further grants in the future. In order to maintain our eligibility for these grants, we must meet specified conditions, including paying royalties with respect to grants received. If we fail to comply with these conditions in the future, the grants could be cancelled and we could be required to refund any payments previously received under these programs.  Any products developed with these grants are required to be manufactured in Israel, unless we obtain prior approval of a governmental committee. In addition, we are prohibited from transferring the technology developed with these grants to third parties without the prior approval of a governmental committee.  The Government of Israel has reduced the grants available under the Office of the Chief Scientist program in recent years, and this program may be discontinued or curtailed in the future.  If we do not receive these grants in the future, we will have to allocate other funds to product development at the expense of other operational costs.

It may be difficult to enforce a U.S. judgment against us, our officers and directors and our Israeli auditors or to assert U.S. securities laws claims in Israel.

Service of process upon us, our Israeli subsidiaries and affiliates, and upon our directors and officers and our Israeli auditors, substantially all of whom reside outside the United States, may be difficult to obtain within the United States.  Because a substantial portion of our assets and the assets of these persons are located outside the United States, any judgment obtained in the United States against us or any of them may not be collectible within the United States.  In addition, there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel.  However, subject to specified time limitations, Israeli courts may enforce a U.S. final executory judgment in a civil matter, provided that:

•

adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

•

the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•

the judgment was obtained after due process before a court of competent jurisdiction according to the rules of private international law prevailing in Israel;

•

the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties;

•

an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the U.S. court; and

•

the U.S. court is not prohibited from enforcing judgments of Israeli courts.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in NIS at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency.  Pending collection, the amount of the judgment of an Israeli court stated in NIS ordinarily will be linked to the Israel Consumer Price Index plus interest at the annual rate (set by Israeli law) prevailing at that time.  Judgment creditors bear the risk of unfavorable exchange rates.

Provisions of Israeli law and our articles of association may delay, prevent or make difficult a change of control and therefore depress the price of our stock.

Provisions of Israeli corporate law may have the effect of delaying, preventing or making more difficult a merger with, or acquisition of, us.  The Israeli Companies Law generally provides that a merger be approved by the board of directors and a majority of the shares present and voting on the proposed merger at a meeting called upon at least 21 days’ notice.  For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares not held by the other party to the merger (or by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other party or its general manager) have voted against the merger.  Upon the request of any creditor of a party to the proposed merger, a court may delay or prevent the merger if it concludes that there is a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the surviving company.  Finally, a merger may not be completed unless at least 70 days have passed since the filing of a merger proposal signed by both parties with the Israeli Registrar of Companies.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company.  Similarly, an acquisition of shares must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, unless there is already a majority shareholder of the company. In any event, if as a result of an acquisition of shares the acquirer will hold more than 90% of a company’s shares, the acquisition must be made by means of a tender offer for all of the shares.

Finally, Israel tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation, to taxation prior to the sale of the shares received in such stock-for-stock swap.

Other Risks

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations and to expand our business and, therefore, do not expect to pay any cash dividends in the foreseeable future.

Changes in exchange rates between currencies may negatively impact our costs.

Most of our revenues are denominated in U.S. dollars or are dollar-linked, but we collect a portion of our revenues in Europe in Euros and we incur a portion of our expenses, principally salaries and related personnel expenses in other currencies mainly in Israel, in NIS. As a result, we are exposed to several risks, such as that the NIS may increase in value relative to the dollar or the Euro may increase in value relative to the dollar. In such events, the dollar cost of our operations in Israel or Europe will increase and our dollar-measured results of operations will be adversely affected. In 2003, there was a decrease in the value of the dollar in relation to the NIS of 9% and there was a decrease in the value of the dollar in relation to the Euro of 16.8%. Although these trends did not materially affect us, we cannot assure you that we will not be materially adversely affected in the future from currency exchange rates fluctuations or the rate of inflation in Israel. If the value of the NIS or the Euro rises in value relative to the dollar, our business and financial condition could be negatively impacted.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates historical information and forward-looking statements within the meaning of the federal securities laws. Statements looking forward in time are included in this prospectus pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein, including all of the risks and uncertainties discussed under “Risk Factors” and elsewhere in this prospectus, as well as in the documents we have incorporated by reference.  Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

We urge you to consider that statements that use the terms “believe,” “do not believe,” “expect,” “plan,” “intend,” “estimate,” “anticipate,” “project” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that could cause our actual results to differ materially include, but are not limited to, those discussed above under “Risk Factors”, elsewhere in this prospectus and in the documents we have incorporated by reference.

Except as required by applicable law, including the securities laws of the U.S., we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders or from the sale of our ordinary shares issuable upon exercise of the warrants issued to the selling shareholders.  We expect to receive $2,223,368 before expenses if the warrants are exercised in full. We intend to use the net proceeds from any exercises of the warrants by the selling shareholders for working capital and general corporate purposes.

#

SELLING SHAREHOLDERS

This prospectus covers 5,064,129 ordinary shares we issued to the selling shareholders in a private placement transaction on July 26, 2004 as well as 1,266,032 ordinary shares which are issuable upon the exercise of warrants we issued to the selling shareholders in the same private placement transaction.  Under the terms of such transaction, we agreed that we would file a registration statement covering the disposition of the ordinary shares issued to the selling shareholders in the private placement and the disposition by the selling shareholders of our ordinary shares issuable upon exercise of the warrants.

The following table sets forth information about the beneficial ownership of each selling stockholder as to:

•

the number of ordinary shares that are beneficially held by the selling stockholder; and

•

the maximum number of shares that may be offered by each selling stockholder by this prospectus.

We cannot estimate the number of ordinary shares that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may dispose of all, some or none of the ordinary shares beneficially owned by them prior to this offering and may subsequently acquire beneficial ownership of other shares. Our registration of these securities does not necessarily mean that the selling shareholders will dispose of any or all of the securities.

The information provided in the table below with respect to each selling stockholder has been provided by that selling stockholder. The number of shares held by certain selling shareholders includes shares issuable upon exercise of certain warrants held by the selling shareholders.  We believe that the selling shareholders have sole voting and investment power over their ordinary shares except as indicated below.

NAME OF SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING	PERCENTAGE OF OUTSTANDING ORDINARY SHARES	NUMBER OF SHARES OFFERED HEREBY
SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.(1) 153 East 53rd St., 5th Floor, New York, NY 10022	1,384,000(2)	9.89%	1,384,000(2)
SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.(1) 153 East 53rd St., 5th Floor, New York, NY 10022	221,375(3)	1.58%	221,375(3)
SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P.(1) 153 East 53rd St., 5th Floor, New York, NY 10022	1,162,500(4)	8.31%	1,162,500(4)
IROQUOIS CAPITAL LP(5) 641 Lexington Ave. 26th Floor, New York, NY 10022	446,429(6)	3.19%	446,429(6)
LOMSHA LTD.(7) 24 Raoul Wallenberg St., Tel Aviv, Israel 69719	1,854,514(8)	13.25%	504,464(8)
UVE PARTNERS LLC(9) 1270 Avenue of the Americas, Suite 1800, New York, NY 10020	93,750(10)	0.67%	93,750(10)
YEHUDA ZISAPEL(11) 24 Raoul Wallenberg St., Tel Aviv, Israel 69719	2,404,579(12)	17.18%	1,008,929(12)
ROY ZISAPEL(13)	451,442(14)	3.23%	89,286(14)
MEIR BAREL(15) c/o Star Ventures Management; D-81679 Munich, Germany	895,686(16)	6.40%	446,429(16)
MEDISTART LIMITED(17) P.O. Box 472, 50 Town Range, Suites 7B & 8B Gibraltar	535,500(18)	3.83%	535,500(18)
S.A.R.A. LTD(19) 38 A Rafsoda St., Rishon Lezion, Israel	89,286(20)	0.64%	89,286(20)
GLENLINK LIMITED(21) c/o Redington Ltd. 40 Einstein St. Box 14, Tel Aviv, Israel 69101	89,286(22)	0.64%	89,286(22)
D.I.M. RISK MANAGEMENT LTD(23) 93 Ramat Yam, Herzelia, Israel, 46851	107,143(24)	0.77%	107,143(24)
SHIRTAY 2001 LTD.(25) 21 Bareket St. Ramat Efal, Israel	44,643(26)	0.32%	44,643(26)
APEX KUPA LETAGMULIM VEPIZUYIM(27) 2 Kaufman St. Tel Aviv, Israel 68012	24,643(28)	0.18%	24,643(28)
APEX KEREN HISHTALMUT(27) 2 Kaufman St. Tel Aviv, Israel 68012	5 5,714(29)	0.40%	55,714(29)
APEX KUPA MERKAZIT LEPZUYIM(27) 2 Kaufman St. Tel Aviv, Israel 68012	26,786(30)	0.19%	26,786(30)

(1)

SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P.  MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P.  Austin W. Marxe and David M. Greenhouse are the principal owners of SSTA and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(2)

Includes 276,800 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(3)

Includes 44,275 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(4)

Includes 232,500 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(5)

Joshua Silverman has voting control and investment discretion over the securities held by Iroquois Capital LP.  Mr. Silverman disclaims beneficial ownership of the securities held by Iroquois Capital LP.

(6)

Includes 89,286 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(7)

Lomsha Ltd. is controlled by Zohar Zisapel, a former director of the Company, who is a brother of Yehuda Zisapel, a director of the Company.

(8)

The number of shares beneficially owned prior to the offering includes 1,350,000 shares beneficially owned by Zohar Zisapel.  The number of shares beneficially owned prior to the offering and the number of shares offered hereby includes 100,893 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(9)

1270 Capital LLC ("1270") is the managing member of UVE Partners LLC ("UVE").  Kent M. Klineman and Gary M. Simon control 1270.  Messrs. Klineman and Simon disclaim beneficial ownership of the shares of the Company held by UVE.

(10)

Includes 18,750 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(11)

Yehuda Zisapel is a director of the Company and a brother of Zohar Zisapel.

(12)

The number of shares beneficially owned prior to the offering includes 1,335,650 shares held of record by Retem Networks Ltd., which is beneficially owned by Yehuda Zisapel.  The number of shares beneficially owned prior to the offering and the number of shares offered hereby includes 201,786 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(13)

Roy Zisapel is the son of Yehuda Zisapel, a director of the Company.

(14)

Includes 17,857 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(15)

Meir Barel is a director of the Company.

(16)

Includes 89,286 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share

(17)

James David Hassan has voting and/or investment control over Medistart Limited.

(18)

Includes 107,100 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(19)

Sami Totah has voting and investment control over S.A.R.A Ltd.

(20)

Includes 17,857 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(21)

The Lawley Trust Settlement c/o Finsbury Trust Management, 50 Town Range Road, Gibraltar, has voting and investment control over Glenlink Limited.

(22)

Includes 17,857 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(23)

Eli Bloomberg has voting and investment control over D.I.M Risk Management Ltd.

(24)

Includes 25,893 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(25)

Eyal Koren has voting and investment control over Shirtay 2001 Ltd.

(26)

Includes 8,929 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(27)

Apex Kupa Letagmulim Vepizuim, Apex Keren Histalmut and Apex Kupa Merkazit Lepzuyim are provident funds managed by Apex Nihul Kuput Gemel Ltd.

(28)

Includes 4,929 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(29)

Includes 11,143 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

(30)

Includes 5,357 ordinary shares underlying warrants exercisable within 60 days with an exercise price of $1.75 per share.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date of this prospectus;

- the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- transactions in which broker-dealers agree with the selling shareholders to sell a specified number of shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”) amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume.  The selling shareholders may also sell ordinary shares short after the after the effective date of the registration statement of which this prospectus is a part and deliver the shares offered hereby to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these shares.  The selling shareholders may also, after the effective date of the registration statement of which this prospectus is a part, enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any.  Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profits they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer and any other facts material to the transaction will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

VALIDITY OF SECURITIES

The validity of the ordinary shares, including the ordinary shares issuable upon exercise of the warrants, will be passed upon for us by Goldfarb, Levy, Eran & Co., our Israeli counsel.

EXPERTS

The consolidated financial statements of RiT Technologies as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this prospectus and Registration Statement, and in reliance upon the report of Somekh Chaikin a member of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

•

the judgment is enforceable in the state in which it was given;

•

adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•

the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

•

the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•

an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed RiT Technologies, Inc. as our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F which are required to be filed by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).  You can find additional information about us at our website, www.rittech.com. The information contained on, or linked from, our website is not a part of this prospectus.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

(a)

Our annual report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on June 30, 2004;

(b)

Our reports on Form 6-K furnished to the SEC on January 20, 2004, February 5, 2004, May 11, 2004, June 1, 2004, June 21, 2004, June 29, 2004 and August 17, 2004;

(c)

The description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on July 26, 1997, and any amendment or report filed for the purpose of updating such description.

In addition, all subsequent annual reports on Form 20-F and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

RiT Technologies Ltd.
24 Raoul Wallenberg Street, Tel Aviv 69719, Israel
Tel.:

(+972) 3-645-5151
Fax:

(+972) 3-647-4115
Attn.:

Vice President Finance

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You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

6,330,161 Shares

RiT TECHNOLOGIES LTD.

Ordinary Shares

________________________

PROSPECTUS

________________________

August 18, 2004

NYK 920923-4.057159.0011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 8.  Indemnification Of Directors And Officers

Under the Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, provided that the articles of association of the company permit it to do so.  Our articles of association allow us to exempt our office holders to the fullest extent permitted by law.

Our articles of association further provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to an act performed by such individual in his or her capacity as an office holder, for:

•

a breach of an office holder’s duty of care to us or to another person;

•

a breach of an office holder’s duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests; or

•

a financial liability imposed upon an office holder in favor of another person concerning an act performed by an office holder in his or her  capacity as an office holder.

Our articles of association also provide that we may indemnify an office holder in respect of an obligation or expense imposed on the office holder in respect of an act performed in his or her capacity as an office holder, as follows:

•

a monetary obligation imposed on an office holder in favor of another person in accordance with a judgment, including a settlement or an arbitration award approved by a court; and

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which the office holder was ordered to pay by a court, in a proceeding we instituted against him or her or which was instituted on our behalf or by another person, or in a criminal charge from which he or she was acquitted, or a criminal charge in which he or she was convicted for a criminal offense that does not require proof of criminal intent.

Our articles of association also include provisions:

•

authorizing us to undertake in advance to indemnify an office holder, provided that the undertaking is restricted to types of events which our Board of Directors deems to be anticipated at the time of the undertaking and limited to an amount determined by our Board of Directors to be reasonable under the circumstances; and

•

authorizing us to retroactively indemnify an office holder.

The Companies Law provides that a company may not enter into a contract for the insurance of its office holders nor indemnify an office holder nor exempt an officer from responsibility toward the company, for any of the following:

•

a breach by the office holder of his or her duty of loyalty, unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that such act would not prejudice the company’s interests;

•

a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly;

•

any act or omission committed with the intent to unlawfully derive a personal profit; or

•

any fine or penalty imposed on the office holder.

We have agreed to indemnify and exculpate our office holders by providing them with indemnification agreements and purchased of a directors and officers liability insurance policy.

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Item 9.  Exhibits

Exhibit No.	Description
4.1	Form of share certificate(1)
4.2	Purchase Agreement, dated June 16, 2004(2)
4.3	Registration Rights Agreement, dated July 26, 2004(2)
4.4	Form of Warrant issued on July 26, 2004(2)
5.1	Opinion of Goldfarb, Levy, Eran & Co., Israeli counsel for RiT Technologies Ltd. as to the validity of the ordinary shares.
23.1	Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 5.1)
23.2	Consent of Somekh Chaikin, a member of KPMG International, independent registered, public accounting firm.
24.1	Power of Attorney (included on signature page)

(1)  Incorporated by reference to Exhibit 4.1 to Form 8-A, filed on July 26, 1997.

(2)  Incorporated by reference to Exhibit 10.1 to Report of Foreign Private Issuer on Form 6-K, filed on June 29, 2004.

Item 10.  Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that this Paragraph (4) shall not apply to the extent that such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 8. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, in the State of Israel, on August 18, 2004.

RIT TECHNOLOGIES LTD.

By :/s/ Liam Galin

Liam Galin, President and Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Liam Galin and Simona Green, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement relating to the same offering of securities as this Registration Statement on Form F-3 that are filed pursuant to the requirements of Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus relating to the same offering of securities as this Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, as of August 18, 2004,  in the capacities indicated:

/s/ Liam Galin

Liam Galin

President, Chief Executive Officer and Director

(Principal Executive Officer)

/s/ Simona Green

Simona Green

Vice President Finance

(Principal Financial and Accounting Officer)

/s/ Yehuda Zisapel

Yehuda Zisapel

Chairman of the Board of Directors

/s/ Liora Katzenstein

Prof. Liora Katzenstein

Director

/s/ Zohar Gilon

Zohar Gilon

Director

/s/ Hagen Hultzsch

Hagen Hultzsch

Director

/s/ Dr. Meir Barel

Dr. Meir Barel

Director

/s/ Israel Frieder

Israel Frieder

Director

Authorized Representative in the United States:

RiT Technologies, Inc.

By:

/s/ Motti Kleinmann

Name: Motti Kleinman

Title: President

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